Exhibit 99.1

           GENCORP ELECTS CHARLES F. BOLDEN TO ITS BOARD OF DIRECTORS;
                            ROBERT A. WOLFE TO RESIGN

     SACRAMENTO, Calif., Dec. 17 /PRNewswire-FirstCall/ -- GenCorp Inc. ("GenCorp" or the "Company") announced today that Charles F. Bolden, Jr. has been elected to join its board of directors effective January 1, 2005. The Company also announced that Robert A. Wolfe is resigning as a director effective December 31, 2004.

     Mr. Bolden has extensive military, National Aeronautics and Space Administration ("NASA") as well as private industry experience. He retired from the U.S. Marine Corps as a Major General serving as the Commanding General of the Third Marine Aircraft Wing. During Mr. Bolden's 34-year military career he served in a number of Marine Corps senior officer positions including: Deputy Commanding General, 1MEF, Marine Forces, Pacific; Commanding General, 1 MEF
(FWD) for Operation Desert Thunder in Kuwait; and Deputy Commander, U.S. Forces, Japan. He also spent 13 years as an astronaut and space shuttle pilot, logging over 680 hours and flying four space missions including the Discovery flight that successfully deployed the Hubble Space Telescope and the Atlantis flight that was the first joint U.S./Russian space shuttle mission. Mr. Bolden also served as Assistant Deputy Administrator for NASA and Deputy Commandant of the U.S. Naval Academy. He has received a number of military and NASA decorations.

     After his retirement from the military in 2003, Mr. Bolden was named president and chief operating officer of American PureTex Water Corporation and PureTex Water Works. He is currently senior vice president of TechTrans International, a company established to support the joint Russian/U.S. space program providing Russian translation, interpretation, language training and logistics services to the NASA Johnson Space Center.

     Mr. Bolden, 58, lives in Houston, Texas. He received his masters in systems management from the University of Southern California (USC), and a bachelor's degree from the U.S. Naval Academy. He is also a graduate of the U.S. Naval Test Pilot School at Patuxent River, Md., and has received honorary doctorates from several distinguished universities. He serves on the board of directors of Marathon Oil Company and as a trustee of USC.

     "Charles will be a great addition to our board," said Terry Hall, GenCorp's chairman, president and chief executive officer. "His extensive military and NASA experience, as well as his management and organizational background, will be valuable assets for GenCorp as we continue to execute our strategy of streamlining our Company and focusing on the growth of our aerospace and defense segment."

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     Mr. Bolden will be joining the board as an independent director, replacing
Robert Wolfe who has been a non-independent member of GenCorp's board for 6 years. Mr. Wolfe has also served as president of Aerojet-General Corporation and chairman, president and chief executive officer of GenCorp. "Bob has made a significant contribution to the Company and this board," said Mr. Hall.

     About GenCorp
     GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com .

SOURCE  GenCorp Inc.
    -0-                             12/17/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president and chief financial officer, +1-916-351-8585, or media, Linda Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc.; or Judith Wilkinson or Jeremy Jacobs, both of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449, for GenCorp Inc./
    /Web site:  http://www.gencorp.com /